Exhibit 99.1

NEWS RELEASE for August 9, 2005 at 4:30 PM EDT

Contact:	Allen & Caron Inc	World Fuel Services Corporation
	Michael Mason (Investors)	Robert S. Tocci, CFO & EVP
	michaelm@allencaron.com (212) 691-8087	btocci@wfscorp.com (305) 428-8000
or
Len Hall (Media)
len@allencaron.com
(949) 474-4300

WORLD FUEL SERVICES REPORTS EXCELLENT RESULTS FOR THE SECOND QUARTER AND

THE FIRST SIX MONTHS OF 2005 AND AN EXPANSION OF ITS REVOLVING CREDIT FACILITY

MIAMI, FL (August 9, 2005) . . . World Fuel Services Corporation (NYSE:INT), a global leader in the marketing and financing of aviation and marine fuel products and related services, today reported its results for the second quarter and the first six months of 2005.

Net income for the second quarter of 2005 rose 50 percent to $9.6 million, or $0.40 per diluted share, as compared to $6.4 million, or $0.27 per diluted share, for the same quarter in the prior year. For the first six months of 2005, the Company reported net income of $16.9 million, or $0.71 per diluted share, as compared to $11.9 million, or $0.51 per diluted share, for the same period a year ago. The results for the second quarter and six months ended June 30, 2005 included $1.3 million and $2.6 million, respectively, in unrealized losses (after tax) on the hedging of fuel inventories and open purchase commitments, as compared to $0.4 million for the second quarter and the first six months of 2004. Unrealized losses for each reporting period will be off-set with profits on product sales in future periods.

World Fuel Services also reported that, on August 9, 2005, its existing syndicated revolving credit facility was amended to, among other things, increase available borrowings under the facility to $220 million from $150 million.

“We are very pleased with our results and the further expansion of our revolving credit facility,” said Paul Stebbins, Chairman and Chief Executive Officer. “Our global team continues to deliver outstanding performance and we look forward to the balance of the year.”

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WORLD FUEL SERVICES REPORTS EXCELLENT RESULTS FOR THE SECOND QUARTER AND

THE FIRST SIX MONTHS OF 2005

Page 2-2-2

SECOND QUARTER AND SIX MONTHS FINANCIAL HIGHLIGHTS

	Quarter Ended		Six Months Ended
	($ in thousands, except per share data)
	6/30/05	6/30/04	6/30/05	6/30/04
Revenue	$2,117,749	$1,379,956	$3,892,335	$2,294,552
Income From Operations	$11,973	$9,026	$20,376	$16,143
Net Income	$9,565	$6,379	$16,947	$11,899
Diluted earnings per share	$0.40	$0.27	$0.71	$0.51

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the marketing and sale of marine and aviation fuel products and related services. World Fuel Services provides fuel and related services at more than 2,500 airports and seaports worldwide. With 43 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine and aviation fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine and aviation fuel management. World Fuel Services’ aviation customers include commercial, passenger and cargo operators as well as corporate clientele. The Company’s marine customers include international container and tanker fleets and time-charter operators. For more information, call (305) 428-8000 or visit www.wfscorp.com.

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

TABLES FOLLOW

WORLD FUEL SERVICES REPORTS EXCELLENT RESULTS FOR THE SECOND QUARTER AND

THE FIRST SIX MONTHS OF 2005

Page 3-3-3

WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited - In thousands)

	As of
	June 30, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$93,831	$64,178
Accounts and notes receivable, net	582,645	490,780
Inventories	37,574	40,901
Receivables related to marking derivative contracts to market	36,158	10,224
Prepaid expenses and other current assets	32,325	41,985

Total current assets	782,533	648,068

PROPERTY AND EQUIPMENT, NET	8,173	7,092

OTHER ASSETS	59,512	57,011

	$850,218	$712,171

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term debt	$483	$1,100
Accounts payable	498,923	385,243
Payables related to marking derivative contracts to market	40,376	10,102
Customer deposits	32,038	36,476
Accrued expenses and other current liabilities	25,716	34,064

Total current liabilities	597,536	466,985

LONG-TERM LIABILITIES	46,194	56,683

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY	206,488	188,503

	$850,218	$712,171

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WORLD FUEL SERVICES REPORTS EXCELLENT RESULTS FOR THE SECOND QUARTER AND

THE FIRST SIX MONTHS OF 2005

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WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(Unaudited - In thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
Revenue	$2,117,749	$1,379,956	$3,892,335	$2,294,552
Cost of sales	2,076,687	1,349,200	3,815,762	2,237,518

Gross profit	41,062	30,756	76,573	57,034

Operating expenses:
Salaries and wages	15,853	11,594	30,119	21,782
Provision for bad debts	1,604	1,354	4,095	2,239
Other	11,632	8,782	21,983	16,870

	29,089	21,730	56,197	40,891

Income from operations	11,973	9,026	20,376	16,143
Other expense, net	165	(1,373)	175	(1,198)

Income before income taxes	12,138	7,653	20,551	14,945
Provision for income taxes	2,207	1,194	3,151	2,857

Income before income taxes	9,931	6,459	17,400	12,088
Minority interest in income of consolidated subsidiaries	(366)	(80)	(453)	(189)

Net income	$9,565	$6,379	$16,947	$11,899

Basic earnings per share	$0.43	$0.29	$0.76	$0.54

Basic weighted average shares	22,448	22,112	22,428	21,838

Diluted earnings per share	$0.40	$0.27	$0.71	$0.51

Diluted weighted average shares	23,977	23,502	23,965	23,256

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